EXHIBIT 99

Digi International Reports 10.7% Quarterly Revenue Growth Over 2003

Third Quarter 2004 Earnings Per Share of $0.11 Exceeds Expectations

(Minneapolis, July 15, 2004) - Digi International® Inc. (NASDAQ: DGII) today reported revenue of $28.3 million for the third fiscal quarter of 2004, compared to $25.6 million for the third fiscal quarter of 2003, an increase of $2.7 million, or 10.7%. Revenue for the quarter exceeded the upper end of management’s previously announced guidance of $27 to $28 million. Net income for the third fiscal quarter of 2004 was $2.4 million, or $0.11 per diluted share, compared to $1.2 million, or $0.06 per diluted share, during the fiscal third quarter of 2003, an increase of 97.4%. Net income per diluted share surpassed the upper end of management’s guidance of $0.07 to $0.09.

Device Networking Solutions products, which include NetSilicon and the device server product lines, contributed $9.5 million in revenue in the third quarter of fiscal 2004, compared to $8.1 million in the third quarter of fiscal 2003, an increase of $1.4 million, or 17.3%. Revenue from Connectivity Solutions products was $18.8 million in the third fiscal quarter of 2004, compared to $17.5 million in the third quarter of fiscal 2003, an increase of $1.3 million, or 7.7%.

The gross margin in the fiscal third quarter of 2004 was 61.0% compared to 59.7% in the fiscal third quarter of 2003. The increase in 2004 reflects a continued emphasis on cost reductions in certain product lines and favorable product mix.

Total operating expenses in the fiscal third quarter of 2004 were $14.0 million, or 49.4% of net sales, compared to $13.9 million, or 54.5% of net sales, in the fiscal third quarter of 2003.

Operating income in the fiscal third quarter of 2004 was $3.3 million compared to $1.6 million in the fiscal third quarter of 2003, an increase of 110.5%.

For the nine months ended June 30, 2004, revenue increased 7% to $82.0 million, from $76.6 million in the nine months ended June 30, 2003. Operating income for the nine months ended June 30, 2004 increased 76.6% to $8.0 million compared to $4.5 million in the first nine months of the prior year. Net income for the nine months ended June 30, 2004 was $5.8 million, or $0.26 per diluted share, compared to a net loss of $39.1 million, or ($1.81) per diluted share, for the nine months ended June 30, 2003. In the first quarter of fiscal 2003, Digi adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) and recorded a non-cash goodwill impairment

Digi International Reports Third Quarter Fiscal 2004 Results — Page 2

charge of $43.9 million as a change in accounting principle. Income before the cumulative effect of accounting change for the comparable nine month period ended June 30, 2003 was $4.8 million, or $0.22 per diluted share. Earnings per diluted share for the nine month period ended June 30, 2003 also included a $1.4 million, or $0.07 per diluted share, beneficial impact of reversing an income tax valuation reserve related to foreign net operating loss carryforwards.

Digi’s current ratio is 4.0 to 1, and the company has no third-party debt. Digi’s cash and cash equivalents and marketable securities balance at the end of the quarter was $75.3 million, an increase of $7.2 million from the end of the prior quarter. The increase is primarily a result of cash from operations of approximately $6.0 million. Days sales outstanding (DSO) was at 32 days for the fiscal third quarter of 2004, compared to 31 days in the previous quarter. Digi’s cash per share at June 30, 2004, defined as cash and cash equivalents and marketable securities divided by shares outstanding as of June 30, 2004 of 21,594,499, was $3.49. Tangible book value per share at June 30, 2004, defined as total stockholders’ equity less net identifiable intangible assets and goodwill divided by shares outstanding as of June 30, 2004 of 21,594,499, was $4.67. “We continue to generate positive cash flow and maintain a strong financial foundation,” said S. (Kris) Krishnan, Senior Vice President and Chief Financial Officer.

“I am pleased with our continuing solid financial performance,” said Joe Dunsmore, Chairman, President and CEO of Digi. “Our revenue performance was driven by strength in both of our business segments, enabling us to continue the positive sales momentum experienced in the previous two quarters. Continued operating expense management allowed us to leverage this growth and significantly improve profitability. This is our sixth consecutive quarter of positive EPS.”

Highlights of the quarter

•	Digi teamed up with MICROS-Fidelio to provide secure IP communications for remote hotel and property management solutions.

•	Digi was selected by Television Systems for its customizable Digi Connect ME embedded networking solution to network-enable intelligent mains power distribution units for BBC Broadcast’s Broadcast Centre in London.

•	Digi added power management capabilities to its USB Plus Series of powered USB solutions.

•	Digi signed an agreement with ScanSource to distribute Digi connectivity products, including USB products, multiport serial cards, device servers and wireless serial adaptors.

Digi International Reports Third Quarter Fiscal 2004 Results — Page 3

Fourth Quarter and Year-End Guidance

Digi expects fourth quarter 2004 revenue to be in the range of $28 to $29 million. Digi is increasing its full year revenue guidance for 2004 to be in the range of $110 to $111 million, an increase of 7% to 8% over fiscal year 2003 revenue.

Digi expects fourth quarter 2004 earnings per diluted share to be in the range of $0.11 to $0.13. Full year earnings per diluted share for 2004 are expected to be in the range of $0.37 to $0.39.

Third Quarter Fiscal 2004 Conference Call Details

Digi invites all those interested in hearing management’s discussion of the quarter to attend our third fiscal quarter 2004 conference call, scheduled for Thursday, July 15, 2004, at 4:00 p.m. CT, either by phone or on the Web. Participants can access the call directly at 1-800-720-9286. International participants may access the call by dialing 212-748-2819. A replay will be available for one week following the call by dialing 402-977-9140 and entering the following access code when prompted: 21200656. Participants may also access a live web cast of the conference call through the investor relations section of Digi’s Web site, www.digi.com.

About Digi International

Digi International, based in Minneapolis, is the leader in Connectware and makes device networking easy by developing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s web site at www.digi.com, or call 800-344-4273 (U.S.) or 952-912-3444 (International).

Digi, Digi International, and the Digi logo are trademarks or registered trademarks of Digi International Inc. in the United States and other countries. All other brand names and product names are trademarks or registered trademarks of their respective owners.

Forward-looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of

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revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2003 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Digi International Contact	Investors Contact
S. (Kris) Krishnan	Kathryn McNeil and John Nesbett
952-912-3125	The Investor Relations Group
New York, NY
212-825-3210
mail@investorrelationsgroup.com

Digi International Reports Third Quarter Fiscal 2004 Results — Page 5

Digi International Inc.

Condensed Consolidated Statement of Operations
For the three months and nine months ended June 30, 2004 and 2003
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	2004	2003	2004	2003
Net sales	$28,306	$25,567	$81,952	$76,606
Cost of sales	11,045	10,316	32,053	30,814

Gross profit	17,261	15,251	49,899	45,792
Operating expenses:
Sales and marketing	6,528	6,165	19,030	18,387
Research and development	3,995	3,962	12,959	11,791
General and administrative	2,168	2,218	6,030	6,635
Intangibles amortization	1,303	1,754	3,915	5,203
Restructuring	—	(169)	—	(435)

Total operating expenses	13,994	13,930	41,934	41,581
Gain from forgiveness of grant payable	—	231	—	299

Operating income	3,267	1,552	7,965	4,510
Other income, net	105	188	173	109

Income before income taxes and cumulative effect of accounting change	3,372	1,740	8,138	4,619
Income tax provision (benefit)	978	527	2,360	(168)

Income before cumulative effect of accounting change	2,394	1,213	5,778	4,787
Cumulative effect of accounting change	—	—	—	(43,866)

Net income (loss)	$2,394	$1,213	$5,778	$(39,079)

Net income (loss) per common share, basic:
Income before cumulative effect of accounting change	$0.11	$0.06	$0.27	$0.22
Cumulative effect of accounting change	—	—	—	(2.04)

Net income (loss) per common share, basic	$0.11	$0.06	$0.27	$(1.82)

Net income (loss) per common share, diluted:
Income before cumulative effect of accounting change	$0.11	$0.06	$0.26	$0.22
Cumulative effect of accounting change	—	—	—	(2.03)

Net income (loss) per common share, diluted	$0.11	$0.06	$0.26	$(1.81)

Weighted average common shares, basic	21,468	20,599	21,017	21,516

Weighted average common shares, diluted	22,224	20,786	21,858	21,607

Digi International Reports Third Quarter Fiscal 2004 Results — Page 6

Digi International Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$14,437	$17,228
Marketable securities	60,901	40,405
Accounts receivable, net	10,318	10,842
Inventories, net	11,263	10,437
Other	5,010	4,873

Total current assets	101,929	83,785
Property, equipment and improvements, net	18,636	19,888
Identifiable intangible assets and goodwill, net	21,525	23,603
Net deferred tax assets	5,071	4,224
Other	849	1,040

Total assets	$148,010	$132,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowing	$—	$1,983
Accounts payable	5,175	5,742
Accrued expenses	9,014	8,728
Income taxes payable	11,055	9,539

Total current liabilities	25,244	25,992
Net deferred tax liabilities	343	685

Total liabilities	25,587	26,677
Total stockholders’ equity	122,423	105,863

Total liabilities and stockholders’ equity	$148,010	$132,540

Digi International Reports Third Quarter Fiscal 2004 Results — Page 7

Digi International Inc.
Condensed Consolidated Statement of Cash Flows
For the three and nine months ended June 30, 2004
(Unaudited)
(in thousands)

	Three months ended	Nine months ended
	June 30, 2004	June 30, 2004
Operating activities:
Net income	$2,394	$5,778
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	585	1,880
Amortization of identifiable intangible assets and other assets	1,546	4,616
Bad debt and product return recoveries	(93)	(314)
Benefit for inventory obsolescence	(74)	(60)
Tax benefit related to the exercise of stock options	285	1,903
Other	19	117
Changes in operating assets and liabilities	1,362	(156)

Total adjustments	3,630	7,986

Net cash provided by operating activities	6,024	13,764

Investing activities:
Purchase of held-to-maturity marketable securities, net	(11,893)	(20,496)
Contingent purchase price payments related to business acquisitions	—	(1,962)
Purchase of property, equipment, improvements and certain other intangible assets	(290)	(739)

Net cash used in investing activities	(12,183)	(23,197)

Financing activities:
Payments on borrowing	—	(2,149)
Proceeds from stock option plan transactions	1,195	7,333
Proceeds from employee stock purchase plan transactions	178	514

Net cash provided by financing activities	1,373	5,698

Effect of exchange rate changes on cash and cash equivalents	120	944

Net decrease in cash and cash equivalents	(4,666)	(2,791)
Cash and cash equivalents, beginning of period	19,103	17,228

Cash and cash equivalents, end of period	$14,437	$14,437